EXHIBIT 99.2

                                Escrow Agreement
                                ----------------

This Escrow Agreement (Agreement), pertaining to the amounts received as subscription payments for Common Shares of Commercial Evaluations, Inc., is hereby entered into by and between Thomas C. Cook and Associates, Ltd., a Nevada professional law corporation (TCC) and Commercial Evaluations, Inc., a Nevada corporation (Commercial Evaluations).

1. Limitation of Liability. In consideration for TCC acting as Escrow Agent, the parties agree that TCC shall in no case or event be liable for the failure of any of the conditions of this escrow or damage caused by the exercise of its discretion in any particular matter, or for any other reason, except gross negligence or willful misconduct with reference to the escrow, and TCC shall not be liable or responsible for its failure to ascertain the terms or conditions, or to comply with, any of the provisions of any agreement, contract or other document filed herewith or referred to herein, nor shall TCC be liable or responsible for forgeries or false representation. It is further agreed that if any controversy arises between the parties hereto or with any third party with respect to the subject of this escrow, its terms or conditions, TCC shall not be required to determine the same or take any action in connection therewith, but TCC may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as TCC may require, notwithstanding anything in the following instructions to the contrary, and in such event TCC shall not be liable for interest or damage. TCC shall not be held to take notice of any terms of any agreement or offering, or any rights stated with respect to the deposited funds unless expressly stated in writing herein. In performing the duties hereunder, TCC, as escrow agent, shall not incur any such liability with respect to any action taken or omitted in good faith in reliance upon the written advise provided for herein and the truth and accuracy of any information contained herein, which TCC, as escrow agent, in good faith accept and act upon.

2. Fees and Charges. It is understood that fees and usual charges agreed upon for TCC's services hereunder shall be considered compensation for TCC's ordinary services as contemplated by these instructions, and in the event that the conditions of this escrow are not promptly fulfilled or that TCC renders any services hereunder not provided in the following instructions, or that there is any assignment of any interest in the subject matter of this escrow or modification hereof, or that any controversy arises hereunder or that TCC is made a party to, or intervenes in, any litigation pertaining to this escrow or the subject matter thereof, TCC shall be responsibly compensated for such extraordinary services and reimbursed for all costs and expenses occasioned by such default, delay, controversy or litigation, and TCC shall have the right to retain all documents and/or other things of value at any time held by you hereunder until such compensation, fees, costs and expenses shall be paid, Commercial Evaluations hereby jointly and severally promising to pay such sums on demand.

3. The Offering and Deposits. It is contemplated that the total sum of $60,000 USD shall be subscribed to. Commercial Evaluations will cause to be deposited herein, not later that noon on the next business day following receipt of such funds from investors, all subscriptions for Shares of Commercial Evaluations in connection with the Offering until subscriptions for 400,000 Shares ($60,000.00) have been received and Commercial Evaluations has caused a withdrawal to be made as set out below. All checks will be made out to Thomas C. Cook and Associates, Ltd., Client Trust Account. After such time as subscriptions for 400,000 Shares have been received and the funds held by TCC have been released to Commercial Evaluations, investment funds will be delivered directly to Commercial Evaluations. TCC's form of listing will be prepared by

Commercial Evaluations and will set forth the names and addresses, amount and Shares of Commercial Evaluations interest of subscribers whose funds are being deposited.

4. Withdrawal. TCC is not to honor any withdrawal request until TCC receives a written notice signed by Commercial Evaluations certifying that the subscriptions for 400,000 Shares have been received and accepted by Commercial Evaluations. Upon receipt of such certification, TCC is authorized to release to Commercial Evaluations the balance of the cash held in the escrow account. TCC is to release such cash held in the escrow account only after such funds deposited in the account for subscriptions for Shares of Commercial Evaluations interest have been held by TCC for at least 10 days. In the event that the offering of Shares is terminated due to a failure to receive subscriptions for 400,000 Shares prior to 180 days from the effective date of this offering (or such later date if extended by Commercial Evaluations) or otherwise, Commercial Evaluations shall furnish to TCC with a written notice signed by Commercial Evaluations certifying to that fact. Upon receipt of such certification, TCC is authorized and directed to return to the subscribers the cash held by TCC for each such subscriber.

5. Reports. TCC shall provide to Commercial Evaluations monthly reports of activity in any accounts maintained by TCC for Commercial Evaluations, which reports shall include dates of deposit, interest earned (if any), and such other information as is customarily provided to account holders.

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6. Indemnification. Commercial Evaluations hereby indemnifies and holds harmless
TCC in connection with its acceptance and performance of its duties hereunder, including any litigation arising from the subject matter hereof or the funds deposited in escrow hereto.

7. Further Agreements. The persons, firms and/or corporations named in any subscriptions for Shares clearly understand that this is an impound between Commercial Evaluations and TCC as escrow holder and that they are not parties to this escrow. Any amended, supplemental, or additional instructions given shall be subject to the foregoing conditions and executed by the parties hereto. As escrow holder, TCC is not to be concerned with the sufficiency or correctness of funds deposited herewith, its liability and responsibility being only for disbursement of funds as provided for herein.

IN WITNESS WHEREOF, the parties hereto execute this agreement this 4th day of December, 2001.



THOMAS C. COOK AND ASSOCIATES,              COMMERCIAL EVALUATIONS, INC.,
LTD., a Nevada                              a Nevada corporation
professional corporation




By:  /s/                                    By:  /s/
   -------------------------------             --------------------------------
          Thomas C. Cook, Esq.,                       Robert Barcelon, President
          President